Final Term Sheet

Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated March 21, 2019

Preliminary Prospectus Supplement dated September 8, 2021

Registration Statement File No. 333-230425

PerkinElmer, Inc.

Pricing Term Sheet

Offering of:

$500,000,000 0.550% Notes due 2023

$800,000,000 0.850% Notes due 2024

$500,000,000 1.900% Notes due 2028

$500,000,000 2.250% Notes due 2031

(the “Offering”)

The information in this pricing term sheet relates to the Offering and should be read together with the preliminary prospectus supplement dated September 8, 2021 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein and the related base prospectus dated March 21, 2019, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-230425). Capitalized terms used but not defined herein, with respect to the Offering, have the meanings ascribed to them in the Preliminary Prospectus Supplement.

Issuer:	PerkinElmer, Inc.

Trade Date:	September 8, 2021

Settlement Date:	T+2; September 10, 2021

Security Type:	Senior Unsecured Notes

Offering Format:	SEC Registered

Principal Amount:	2023 Notes: $500,000,000
2024 Notes: $800,000,000
2028 Notes: $500,000,000
2031 Notes: $500,000,000

Maturity Date:	2023 Notes: September 15, 2023
2024 Notes: September 15, 2024
2028 Notes: September 15, 2028
2031 Notes: September 15, 2031

Interest Payment Dates:	Semi-annually on March 15 and September 15 of each year,
beginning March 15, 2022

Coupon:	2023 Notes: 0.550%
2024 Notes: 0.850%
2028 Notes: 1.900%
2031 Notes: 2.250%

US Treasury Benchmark:	2023 Notes: 0.125% due August 31, 2023
2024 Notes: 0.375% due August 15, 2024
2028 Notes: 1.125% due August 31, 2028
2031 Notes: 1.250% due August 15, 2031

US Treasury Benchmark Price and Yield:	2023 Notes: 99-26 1/8 / 0.218%
2024 Notes: 99-27 3/4 / 0.421%
2028 Notes: 100-03 / 1.111%
2031 Notes: 99-07 / 1.334%

Spread to US Treasury Benchmark:	2023 Notes: + 35 basis points
2024 Notes: + 45 basis points
2028 Notes: + 80 basis points
2031 Notes: + 95 basis points

Yield to Maturity:	2023 Notes: 0.568%
2024 Notes: 0.871%
2028 Notes: 1.911%
2031 Notes: 2.284%

Price to Public:	2023 Notes: 99.964% of the principal amount
2024 Notes: 99.938% of the principal amount
2028 Notes: 99.928% of the principal amount
2031 Notes: 99.697% of the principal amount

Optional Redemption Provision:

Make-Whole Call:	2023 Notes: We may not redeem the 2023 Notes prior to
September 15, 2022

2024 Notes: We may not redeem the 2024 Notes prior to
September 15, 2022

2028 Notes: Prior to July 15, 2028 (the date that is two months prior to the maturity date), make whole call at Treasury Rate plus 15 bps

2031 Notes: Prior to June 15, 2031 (the date that is three
months prior to the maturity date), make whole call at Treasury
Rate plus 15 bps

Par Call:	2023 Notes: At any time on or after September 15, 2022
2024 Notes: At any time on or after September 15, 2022
2028 Notes: At any time on or after July 15, 2028
2031 Notes: At any time on or after June 15, 2031

Special Mandatory Redemption:	In the event that we do not consummate the acquisition of BioLegend, Inc. on or prior to January 31, 2022 or the Agreement and Plan of Merger for such acquisition entered into on July 25, 2021 is terminated at any time prior to such date, we will be required to redeem all of the 2023 Notes, 2024 Notes, 2028 Notes and 2031 Notes on a special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.

Change of Control:	Upon the occurrence of a change of control triggering event, we may be required to offer to repurchase all or a portion of the notes at a price equal to 101% of principal plus accrued and unpaid interest to, but excluding, the repurchase date.

CUSIP / ISIN:	2023 Notes: 714046 AK5 / US714046AK57
2024 Notes: 714046 AL3 / US714046AL31
2028 Notes: 714046 AM1 / US714046AM14
2031 Notes: 714046 AN9 / US714046AN96

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

Joint Book-Running Managers:	Goldman Sachs & Co. LLC
BofA Securities, Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC

Co-Managers:	Mizuho Securities USA LLC
PNC Capital Markets LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
Citigroup Global Markets Inc.
HSBC Securities (USA) Inc.

The issuer has filed a registration statement (including a base prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. The issuer files annual, quarterly, and current reports, proxy statements and other information with the SEC. Before you invest, you should read the preliminary prospectus supplement for this offering, the issuer’s prospectus in the registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. We urge you to read these documents and any other relevant documents when they become available because they contain and will contain important information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR) on the SEC’s web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you, when available, the prospectus supplement and the prospectus if you request it by calling Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 BofA Securities, Inc. toll-free at +1-800-294-1322, J.P. Morgan Securities LLC collect at +1-212-834-4533 or Wells Fargo Securities, LLC toll-free at +1-800-645-3751.

This pricing term sheet supplements the preliminary prospectus supplement issued by PerkinElmer, Inc. on September 8, 2021 relating to its prospectus dated March 21, 2019.

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